EXHIBIT 10.33

JONES APPAREL GROUP, INC.

SCHEDULE OF NON-EMPLOYEE DIRECTORS' ANNUAL COMPENSATION

Effective February 25, 2005

RETAINER(1)(2)	AMOUNT
Service as a Director	$ 30,000
Service as Audit Committee Chair	$ 10,000
Service as Compensation Committee Chair	$ 5,000
Service as Nominating / Corporate Governance Committee Chair	$ 5,000

FEES	AMOUNT
Attendance at Board of Directors Meeting	$ 2,000 per meeting
Attendance at Committee Meeting	$ 1,000 per meeting

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(1) Retainers are paid in January of each year, in advance for the calendar year. Meeting fees are paid quarterly in arrears.

(2) In the event that a non-employee director joins the Board of Directors of Jones Apparel Group, Inc. at a time other than an Annual Meeting of Stockholders or commences service on an additional Board committee, the director is entitled to receive, promptly after joining the Board of Directors or such committee, a pro-rated retainer in advance for services for the remainder of the applicable calendar year.